                                                                     EXHIBIT 2.2


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                       VERTEX COMMUNICATIONS CORPORATION

                                  EXHIBIT 2.2
                                       TO
                         CURRENT REPORTED ON FORM 8-K/A
         Date of Report (Date of Earliest Event Reported):  May 9, 1997


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
                               ARTICLES OF MERGER

                                       OF

                               TIW SYSTEMS, INC.
                           (A CALIFORNIA CORPORATION)

                                 WITH AND INTO

                         VERTEX ACQUISITION CORPORATION
                             (A NEVADA CORPORATION)


           Pursuant to the provisions of Article 92A.200 of the Nevada General Corporation Law, the undersigned corporation, VERTEX ACQUISITION CORPORATION, a Nevada Corporation ("VAC"), as the surviving corporation in the merger of TIW Systems, Inc., a California corporation ("TIW") with and into VAC hereby adopts and submits the following Articles of Merger for the purpose of effecting a merger of TIW with and into VAC in accordance with the provisions of the Nevada General Corporation Law.

           1. The name of each of the constituent corporations and the laws under which such corporation was organized and the governing law of each are:

                                                    State of
Name of Corporation                               Organization                   Governing Law
-------------------                               ------------                   -------------
TIW Systems, Inc.                                  California                      California

Vertex Acquisition Corporation                       Nevada                          Nevada

Vertex Communications Corporation                     Texas                          Texas

           2. A Plan of Merger has been adopted by each of the constituent corporations. A copy of the Plan of Merger is attached hereto as Exhibit "A" and incorporated herein by this reference as if fully copied and set forth at length herein.

           3. Although the common stock of VAC's parent corporation, Vertex Communications Corporation, a Texas corporation ("Vertex"), will be issued pursuant to the terms and conditions set forth in the Plan of Merger adopted by each of the constituent corporations, no vote of the shareholders of Vertex is required to approve the Plan of Merger, to authorize the issuance of the securities issued by Vertex pursuant to the Plan of Merger or to otherwise approve the consummation of the transactions contemplated by the Plan of Merger.

           4. As to each of the constituent corporations, the approval of whose shareholders is required, the number of outstanding shares of each class or series of stock of such corporation entitled to vote, with other shares or as a class, on the Plan of Merger are as follows:





ARTICLES OF MERGER - Page 1

                                                                                        Number of Shares
                                    Number of                                        Entitled to Vote as a
Name of Corporation            Shares Outstanding         Designation of Class          Class or Series
-------------------            ------------------         --------------------       ---------------------
TIW Systems, Inc.                        6,457,935               Common                       N/A
Vertex Acquisition                           1,000               Common                       N/A
Corporation

           5. The Plan of Merger was approved by the unanimous consent of the sole shareholder of VAC. As to TIW, the approval of whose shareholders is required, the number of shares not entitled to vote only as a class, voted for and against the Plan of Merger, respectively, and, if the shares of any class or series are entitled to vote as a class, the number of shares of each such class or series voted for and against the Plan of Merger, are as follows:


                                                    Total                                    Number of
                                                    Voted                                 Shares Entitled
                                     Total                      Total Not                        to
      Name of Corporation          Voted For       Against        Voted        Class      Vote as a Class
      -------------------          ---------       -------        -----        -----      ---------------
                                                                                           Voted   Voted
                                                                                           For    Against
                                                                                           ---    -------
TIW Systems, Inc.                 6,432,314         1,191      24,430       Common        N/A        N/A

           6. The Articles of Incorporation of VAC shall continue in full force and effect as the Articles of Incorporation of the surviving corporation until altered or amended, as provided by law, with the exception that the name of VAC shall be changed to TIW Systems, Inc. pursuant to an amendment of Article One of the Articles of Incorporation of VAC, which Article One is hereby amended to read in its entirety as follows:

                                  ARTICLE ONE

                                      NAME

           The name of the corporation is TIW SYSTEMS, INC. (the
"Corporation").


           7. The merger will become effective upon the issuance of the certificate of merger by the Secretary of State in accordance with the provisions of Articles 92A.240 of the Nevada General Corporation Law.





ARTICLES OF MERGER - Page 2

           Dated June 11, 1997.

                                       VERTEX ACQUISITION CORPORATION



                                       By:  /s/ J. Rex Vardeman
                                            ------------------------------------
                                            J. REX VARDEMAN,
                                            President


                                       By:  /s/ James D. Carter
                                            ------------------------------------
                                            JAMES D. CARTER,
                                            Secretary



THE STATE OF TEXAS         )
                           )
COUNTY OF GREGG            )

           This instrument was acknowledged before me on the 11th day of June, 1997, by J. REX VARDEMAN and JAMES D. CARTER, known to me to be the President and the Secretary, respectively, of Vertex Acquisition Corporation, a Nevada corporation, on behalf of and as the act of said corporation.


                                       /s/ Evalee B. Brown
                                       -----------------------------------------
                                       Notary Public, State of Texas






ARTICLES OF MERGER - Page 3

                                 PLAN OF MERGER


         THIS PLAN OF MERGER (the "Agreement") is made and entered into in Kilgore, Gregg County, Texas by, between and among TIW SYSTEMS, INC., a California corporation having its principal place of business in Santa Clara County, California (the "Company"), VERTEX ACQUISITION CORPORATION, a Nevada corporation ("VAC"), and VERTEX COMMUNICATIONS CORPORATION, a Texas corporation having its principal place of business in Gregg County, Texas ("Vertex") on this the 11th day of June, 1997 (the "Execution Date").


                                    RECITALS


         WHEREAS, the Company is currently engaged in the business of manufacturing earth station satellite communications antenna, radio telescopes and associated components (the "Acquired Business");

         WHEREAS, as of the Execution Date, Heldur Tonisson ("Tonisson") and Rein Luik ("Luik") own approximately 45% and 21%. respectively, of all of the issued and outstanding capital stock of the Company, subject to the community property rights of their respective spouses, if any, and with respect to Luik, excluding any beneficial ownership of any such shares arising from Luik being a participant or beneficiary of the TIW Systems Incorporated Employee Stock Ownership Trust (the "ESOT");

         WHEREAS, Tonisson and Luik are each hereinafter individually referred to as a "Controlling Shareholder" and collectively as the "Controlling Shareholders";

         WHEREAS, the remaining shares of the issued and outstanding capital stock of the Company are owned by 18 shareholders (the "Minority
Shareholders");

         WHEREAS, the Controlling Shareholders and the Minority Shareholders are sometimes referred to herein as the "Shareholders";

         WHEREAS, VAC is a wholly-owned subsidiary of Vertex;

         WHEREAS, the respective Boards of Directors of the Company, Vertex and VAC have determined that the transactions contemplated by this Agreement are desirable and in the best interests of such entities and their respective shareholders;

         WHEREAS, the respective Board of Directors of the Company, Vertex and VAC have approved the merger of the Company with and into VAC as a forward triangular merger in accordance with the provisions of Sections 368(a)(1)(A) and 368(a)(2)(D) of the Internal Revenue Code of 1986, as amended (the "Code"), Articles 92A.005 et seq. of the Nevada General Corporation Law (the "NGCL"), and Sections 1100 et seq. of the California General Corporation Law (the "CGCL") upon the terms and conditions set forth in this Agreement (the "Merger");

         WHEREAS, the parties intend that the Merger shall constitute for United States federal income tax purposes a reorganization under the Code; and



PLAN OF MERGER - Page 1

         WHEREAS, the parties desire to set forth the terms and conditions of the Merger;

         NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements herein contained, and for the purpose of stating the terms and conditions of the Merger and the mode of effectuating the same, the parties hereto have agreed, and do hereby agree, subject to the terms and conditions hereinafter set forth, as follows:


                                   ARTICLE 1

                                TERMS OF MERGER

         1.1 Name, Address and Governing Law. The name, address, place of organization and governing law of each constituent corporation are as follows:


                                                                                                                   Place of
                                                                                    Organization and
Name                                         Address                                 Governing Law
----                                         -------                                 --------------
TIW Systems, Inc.                            2211 Lawson Avenue                        California
                                             Santa Clara, CA 95054

Vertex Acquisition Corporation               One East First Street                       Nevada
                                             Reno, Nevada 89501

Vertex Communications Corporation            2600 N. Longview Street                      Texas
                                             Kilgore, Texas 75662


         The name, place of organization and governing law of VAC as the surviving corporation shall be as stated above.

         1.2 Merger. On the Effective Date (as hereinafter defined), in accordance with the provisions of Articles 92A.005 et seq. of the NGCL, Sections 1100 et seq. of the CGCL and Sections 368(a)(1)(A) and 368(a)(2)(D) of the Code, the Company shall be merged with and into VAC, which shall be sometimes referred to herein as the "Surviving Corporation," upon the terms and subject to the conditions set forth in the subsequent provisions of this Agreement.

         1.3 Effect of Merger. VAC, as the Surviving Corporation in the Merger, will continue to be governed by the laws of the State of Nevada and the separate corporate existence of VAC and all of its rights, privileges, immunities and franchises, public or private, and all of its duties and liabilities as a corporation organized under the NGCL will continue unaffected and unimpaired by the Merger. At the close of business on the Effective Date the existence of the Company as a distinct entity shall cease. At that time all rights, franchises and interests of the Company in and to every type of property, whether real, personal or mixed, and chooses in action shall be transferred to and vested in VAC by virtue of the Merger without any deed or other transfer. VAC, without any order or other action on the part of any court or otherwise, shall possess all and singular the rights, privileges, powers and franchises, and shall



PLAN OF MERGER - Page 2
be subject to all the restrictions, disabilities and duties of the Company and VAC, and all property, whether real, personal or mixed, of the Company and VAC, and as to third parties all debts due to the Company or VAC on whatever account, and all other things in action or belonging to each of said corporations, shall be vested in VAC. All property, rights, privileges, powers and franchises, and all and every other interest of the Company or VAC as of the Effective Date shall thereafter be the property of VAC to the same extent and effect as such was of said constituent corporations prior to the Effective Date, and the title to any real estate vested by deed or otherwise in the Company and VAC shall not revert or be in any way impaired by reason of the Merger; provided, however, that as to third parties all rights of creditors and all liens upon any property of the Company or VAC shall thenceforth attach to VAC and may be enforced against it to the same extent as if said debts, liabilities, and duties had been incurred or contracted by VAC. VAC shall carry on business with the assets of the Company and VAC. The established offices and facilities of VAC and the Company immediately prior to the Merger shall become the established offices and facilities of VAC. Notwithstanding the preceding, as between the Controlling Shareholders and VAC, the Controlling Shareholders shall be liable for any Retained Liabilities (as defined in Section 1.11 hereof) of the Company that are not discharged by the Company or the Controlling Shareholders prior to the Effective Date in accordance with the provisions of Section 1.11 hereof.

         1.4 Effective Date of Merger. As soon as practicable following the fulfillment or waiver of the conditions precedent to the Merger set forth in Article 2 hereof, and provided that this Agreement has not been terminated or abandoned pursuant to the applicable provisions of Article 3 hereof, the Company and VAC will cause the Articles of Merger along with any other required document to be filed with the Secretary of State of Nevada and the Secretary of State of California pursuant to Article 92A.200 of the NGCL and Sections 1103 and 1108 of the CGCL, respectively. The Merger shall become effective upon the date (the "Effective Date") which is the later of the date of (i) the filing of Articles of Merger with, and issuance of a Certificate of Merger by, the Secretary of State of Nevada pursuant to Article 92A.200 of the NGCL, and (ii) the filing of Articles of Merger with, and issuance of a Certificate of Merger by, the Secretary of State of California pursuant to Sections 1103 and 1108 of the CGCL (the "Effective Time").

         1.5 Disposition and Conversion of Shares. Subject to the provisions of this Section, at the Effective Time, by virtue of the Merger and without any action on the part of VAC, Vertex, the Company or the shareholders of any of the foregoing, the shares of the constituent corporations shall be converted as follows:

                 (a) VAC Shares. Each share of the common stock, $.10 par value, of VAC issued and outstanding immediately prior to the Effective Time shall continue unchanged and remain issued and outstanding and shall be retained by the shareholders of VAC as shares of the Surviving Corporation.

                 (b) Vertex Shares. Each share of the common stock, $.10 par value, of Vertex (the "Vertex Common Stock") issued and outstanding immediately prior to the Effective Time shall continue unchanged and remain issued and outstanding and retained by the holders thereof.

                 (c) Company Shares. All of the shares of the issued and outstanding common stock, without par value, of the Company (the "TIW Common Stock"), other than any shares held by any Company Subsidiary (as hereinafter defined), shall be converted into, and become


PLAN OF MERGER - Page 3
         exchangeable for (i) an aggregate amount of 574,359 shares of Vertex Common Stock (the "Vertex Exchange Shares"), and (ii) cash in the aggregate amount of $7,892,824.00 (the "Cash Portion of the Merger Consideration"), subject to (x) the payment of cash for fractional shares or dissenting shares and (y) the payment of certain Retained Liabilities. Any shares of the TIW Common Stock held by any Company Subsidiary shall be cancelled and extinguished without any conversion thereof and no payment of any kind shall be made with respect thereto. The number of the Vertex Exchange Shares shall not be adjusted for any increase or decrease in the market price of the Vertex Common Stock as reported on the Nasdaq Stock Market National Market System, subject to the provisions of Section 1.5(d) hereof. The Vertex Exchange Shares and the Cash Portion of the Merger Consideration, subject to (i) the payment of cash for fractional shares or dissenting shares and (ii) the payment of the Retained Liabilities, shall be allocated to the Shareholders in proportion to their stock ownership in the Company.

                 (d) No Dilution. If, on or before the Effective Date, Vertex (i) declares any dividend payable in shares of Vertex Common Stock, or (ii) splits or combines or reclassifies the outstanding shares of Vertex Common Stock, the number of shares (or fraction of a share subject to the provisions of Section 1.5(e)(4) hereof) of Vertex Common Stock to be exchanged for each share of the outstanding TIW Common Stock will be appropriately adjusted.

                 (e)      Exchange of Company Capital Stock Certificates.

                          (1) Delivery of Vertex Exchange Shares. On or prior to the Closing Date, Vertex or VAC shall make available to ChaseMellon Shareholder Services, L.L.C., as the transfer agent of Vertex (the "Transfer Agent"), the certificates representing the Vertex Exchange Shares along with the Cash Portion of the Merger Consideration required to effect the exchange referred to in Section 1.5(c) above. The Vertex Exchange Shares and the Cash Portion of the Merger Consideration are hereinafter collectively referred to as the "Merger Consideration."

                          (2)     Exchange of TIW Common Stock Certificates.
                 At the Effective Time, the stock transfer books of the Company shall be closed as to the holders of the TIW Common Stock and no transfer of the TIW Common Stock shall thereafter be made or recognized. At the Closing (or as soon as reasonably practicable thereafter), the Shareholders shall surrender the certificate or certificates representing the TIW Common Stock issued and outstanding at the Effective Time (the "TIW Certificates") to the Transfer Agent or to Vertex. Upon the surrender to the Transfer Agent or to Vertex of each TIW Certificate and related stock power duly completed and executed, the Transfer Agent or Vertex shall pay the holder of such TIW Certificate the applicable Merger Consideration in exchange therefor, and such TIW Certificate shall forthwith be cancelled. Until so surrendered and exchanged, each such TIW Certificate shall represent solely the right to receive the applicable allocable share of the Merger Consideration therefor and any amounts to which the holder thereof is entitled pursuant to Sections 1.5(e)(3) and 1.5(e)(4) hereof. No interest shall be paid or accrued on the Merger Consideration. If the allocable share of the Merger Consideration (or any portion thereof) is to be delivered to any person other than the person in whose name the TIW Certificate surrendered in exchange therefor is registered, it shall be a condition to such exchange that (i) the TIW Certificate so surrendered shall be properly endorsed or


PLAN OF MERGER - Page 4
                 otherwise be in proper form for transfer and (ii) the person requesting such exchange shall pay to the Transfer Agent any transfer or other taxes required by reason of the payment of the allocable share of the Merger Consideration to a person other than the registered holder of the TIW Certificate surrendered or establish to the satisfaction of the Transfer Agent that such tax has been paid or is not applicable.
                 Vertex may impose such other reasonable conditions upon the exchange of TIW Certificates as it may deem necessary or desirable and as are consistent with the provisions of this Agreement. The Vertex Common Stock into which the TIW Common Stock shall be converted pursuant to this Agreement and the Merger shall be deemed to have been issued at the Effective Time; provided, however, that, subject to applicable law, no holder of an unsurrendered TIW Certificate shall be entitled, until the surrender of such TIW Certificate, to vote the shares of the Vertex Common Stock into which such holder's TIW Common Stock shall have been converted.

                          (3) Restriction on Receipt of Dividends. Unless and until a TIW Certificate is surrendered, dividends payable to the holders of record of the Vertex Common Stock shall not be paid to the holder of such TIW Certificate in respect of the Vertex Common Stock represented thereby, but, subject to applicable abandoned property, escheat, and similar laws, there shall be paid to the holder thereof (i) upon surrender of such TIW Certificate, the amount of any dividends, the record date for the determination of the holders entitled to which shall be after the Effective Time, which theretofore shall have become payable with respect to the whole shares of Vertex Common Stock represented by such TIW Certificate and issued in exchange upon its surrender, but without interest on such dividends, and (ii) after surrender of such TIW Certificate, the amount of any dividends with respect to such whole shares of Vertex Common Stock, the record date for the determination of the holders entitled to which shall be after the Effective Time but prior to the surrender of such TIW Certificate, and the payment date of which shall be subsequent to such surrender, such amount to be paid on such payment date.

                          (4) Fractional Shares. No certificates or scrip representing fractional shares of Vertex Common Stock shall be issued upon the surrender for exchange of any TIW Certificate. In lieu of any such fractional share of Vertex Common Stock, each holder of a TIW Certificate whose aggregate number of shares of TIW Common Stock are not convertible into a whole number of shares of Vertex Common Stock shall be entitled to receive from the Transfer Agent or Vertex, upon surrender of such holder's TIW Certificates for exchange as provided above, an amount of cash rounded to the nearest cent (without interest) determined by multiplying such fractional interest by $19.50. After the Execution Date, Vertex shall deposit with the Transfer Agent, as and when required, cash sufficient for the Transfer Agent to make payment of cash in lieu of fractional shares in accordance with this Section 1.5(e)(4).

                          (5) Termination of Transfer Agent's Obligations. In the event that all the TIW Common Stock has not been surrendered for exchange as stated herein by the first anniversary of the Effective Date, then promptly following the date which is one year after the Effective Date, the Transfer Agent shall deliver to Vertex all cash, certificates, and other documents and instruments in its possession relating to the transactions described in this Agreement, and the Transfer Agent's duties with respect thereto shall

PLAN OF MERGER - Page 5
                 terminate. Thereafter, each holder of a TIW Certificate may surrender such TIW Certificate directly to Vertex and (subject to applicable abandoned property, escheat, and similar laws) receive in exchange the applicable allocable share of the Merger Consideration therefor and any amounts to which such holder is entitled pursuant to Sections 1.5(e)(3) and 1.5(e)(4) hereof, but such holder shall have no greater rights against Vertex than may be accorded to general creditors of Vertex under applicable law. Notwithstanding anything in this Agreement to the contrary, neither the Transfer Agent nor any party hereto shall be liable to a holder of shares of TIW Common Stock for any cash or other property delivered to a public official pursuant to applicable abandoned property, escheat, or similar laws.

                          (6) Lost TIW Certificates. In the event any TIW Certificate shall have been lost, stolen, or destroyed, upon the making of an affidavit of that fact by the person claiming such TIW Certificate to be lost, stolen, or destroyed, Vertex shall issue or cause to be issued in exchange for such lost, stolen, or destroyed TIW Certificate the allocable share of the Merger Consideration deliverable in respect thereof as determined in accordance with Section 1.5(c). When authorizing the issue of such allocable share of the Merger Consideration in exchange therefor, Vertex may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen, or destroyed TIW Certificate to give Vertex a bond in such sum as it may direct as indemnity against any claim that may be made against Vertex or the Surviving Corporation with respect to the TIW Certificate alleged to have been lost, stolen, or destroyed.

                          (7) Withholding. Vertex shall be entitled to deduct and withhold from the allocable share of the Merger Consideration otherwise payable pursuant to this Agreement to any holder of a TIW Certificate such amounts as Vertex is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local, or foreign tax law. To the extent that amounts are so withheld by Vertex, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the TIW Certificate in respect of which such deduction and withholding was made by Vertex.

                 (f) Inspection of Books and Records. The Shareholders shall have the right, at the expense of the Shareholders, to inspect the books and records of Vertex to verify any adjustment required to be made pursuant to the foregoing provisions of this Section 1.5 in the number of shares of the Vertex Common Stock owned by the Shareholders during the normal business hours of Vertex upon reasonable request to Vertex.

         1.6 Cancellation of Options and Warrants. At the Effective Time, each outstanding and unexercised stock option and warrant to acquire shares of TIW Common Stock to the extent not previously exercised shall automatically terminate and be of no further force or effect, and the holder thereof shall not be entitled to receive any compensation for such terminated stock option or warrant.

         1.7 Articles of Incorporation of Surviving Corporation. The Articles of Incorporation of VAC, as existing on the Effective Date, shall continue in full force and effect as the Articles of Incorporation of the Surviving Corporation until altered or amended as provided by law, with the exception that as part of the Articles of Merger the name of VAC shall be changed to TIW Systems, Inc.


PLAN OF MERGER - Page 6

         1.8 Bylaws of Surviving Corporation. The Bylaws of VAC, as existing on the Effective Date, shall continue in full force and effect as the Bylaws of the Surviving Corporation until altered, amended or repealed as provided in such Bylaws or as provided by law.

         1.9 Directors of Surviving Corporation. The directors of the Surviving Corporation as of the Effective Date shall be and become J. Rex Vardeman, James D. Carter, and Rein Luik, until their successors shall be duly elected and qualified or until their sooner death, resignation or removal. Vertex as the sole shareholder of VAC hereby agrees to vote its shares of VAC so that the foregoing individuals shall be elected as the directors of VAC until the first annual or special meeting of the shareholders of VAC after the Effective Date.

         1.10 Officers of Surviving Corporation. The officers of the Surviving Corporation as of the Effective Date shall be as follows:

                          J. Rex Vardeman . . . . . . . . . . . . .          Chairman of the Board

                          Rein Luik . . . . . . . . . . . . . . . .          President and Chief Executive Officer

                          Louis Becker  . . . . . . . . . . . . . .          Executive Vice President

                          Edward F. Kurz  . . . . . . . . . . . . .          Vice President and Chief Financial Officer

                          James D. Carter . . . . . . . . . . . . .          Secretary and Treasurer

Such individuals shall serve in such capacities until their successors shall be duly elected and qualified or until their sooner death, resignation or removal.

         1.11    Retained Liabilities.  Notwithstanding the provisions of
Section 1.3 hereof, as between the Company, the Controlling Shareholders and VAC, VAC will not assume, and will not discharge or otherwise be liable for the Retained Liabilities and as between the Company, the Controlling Shareholders and VAC none of the Assets acquired as a result of the Merger shall be or become obligated or subject to any Retained Liability. As used herein, the term Retained Liabilities shall mean only the following liabilities:

                 (a) The liabilities or obligations of the Company for periods prior to the Effective Date other than (i) those identified in the Company's Consolidated Balance Sheet, dated December 31, 1996, as audited and certified by the Company's independent auditors, Deloitte & Touche LLP (the "1996 TIW Balance Sheet") to the extent set forth therein, (ii) those identified in writing to VAC prior to the Execution Date to the extent set forth therein, and (iii) those incurred by the Company since the date of the 1996 TIW Balance Sheet in the Ordinary Course of Business;

                 (b) Federal, state or local tax liabilities or obligations of the Company, including, without limitation, any income tax, any tax recapture, and any FICA, withholding tax, workers' compensation and any and all other taxes accrued on or before the Effective Date other than those identified in the 1996 TIW Balance Sheet to the extent set forth therein and fully funded by a reserve therefor;


PLAN OF MERGER - Page 7

                 (c) Liabilities or obligations of the Company or the Shareholders for brokerage or other commissions, if any, relating to the Merger, this Agreement or to the transactions contemplated hereunder; and

                 (d) The legal fees incurred by the Company in connection with the transactions contemplated by this Agreement to the extent that such legal fees exceed the sum of $65,000.00.

                 The Retained Liabilities identified in subparagraphs (a), (b) and (c) above shall be discharged by the Company prior to the Effective Date out of the assets of the Company. The Retained Liability identified in subparagraph (d) above shall be satisfied by the Controlling Shareholders prior to the Closing Date (as hereinafter defined). Any Retained Liability not satisfied as stated above shall be and remain the sole responsibility of the Controlling Shareholders and as between the Controlling Shareholders and VAC, VAC shall have no responsibility or liability for the payment of such Retained Liabilities.


                                   ARTICLE 2

                         CONDITIONS PRECEDENT TO MERGER

         2.1 Conditions Precedent to Obligations of VAC and Vertex. The obligations of VAC and Vertex hereunder are, at the option of VAC or Vertex, as applicable, subject to and conditioned upon the satisfaction and fulfillment by the Company and the Shareholders, as applicable, on or prior to the Closing Date, of each of the following conditions, unless waived by VAC or Vertex as provided herein:

                 (a) Absence of Litigation. No order, stay, judgment, or decree shall have been issued by any court or any governmental entity restraining or prohibiting the consummation of the transactions contemplated by this Agreement. No action or proceeding before a court or any other governmental agency or body shall have been instituted or threatened to restrain or prohibit the consummation of the transactions herein contemplated or which would in any material way adversely affect the assets, business or prospects of the Company or any Company Subsidiary (as hereinafter defined), and no governmental agency or body shall have taken any other action or made any request of the Company, VAC or Vertex which would have a material adverse effect on the transactions contemplated hereby. As used herein, the term "Company Subsidiaries" shall mean all those corporations, associations or other business entities of which the entity in question either (i) owns or controls 50% or more of the outstanding equity securities either directly or through an unbroken chain of entities as to each of which 50% or more of the outstanding securities is owned directly or indirectly by its parent (provided, there shall not be included any such entity the equity securities of which are owned or controlled in a fiduciary capacity), or (ii) in the case of partnerships or joint venturers, serves as a general partner or a joint venturer.

                 (b) No Adverse Change. No material adverse change in the results of operations, financial condition or business of the Company and the Company Subsidiaries shall have occurred, and neither the Company nor the Company Subsidiaries shall have suffered any material change, loss or damage to the assets, business or prospects of such entity, whether or not covered by insurance, since the date of the 1996 TIW Balance Sheet.

PLAN OF MERGER - Page 8

                 (c) Due Diligence Review. The due diligence review to be conducted by Vertex prior to the Closing (as hereinafter defined) with respect to the assets, business, operations, income, prospects or condition (financial or otherwise) of the Company and the Company Subsidiaries and the representations, warranties and covenants of the Company and the Controlling Shareholders set forth in that certain Agreement and Plan of Reorganization dated May __, 1997 among Vertex, VAC, the Company, the Controlling Shareholders and the ESOT (the "Reorganization Agreement") shall be completed and the results thereof shall not have caused Vertex or its representatives to become aware of any material facts relating thereto, which, in the good faith judgment of Vertex, makes it inadvisable for Vertex to proceed with the transactions contemplated hereby.

                 (d) Dissenting Shareholders. Shareholders owning not less than ninety-two percent (92%) of the issued and outstanding capital stock of the Company shall have approved the Reorganization Agreement and the Merger, so that the dissenting shareholders, if any, shall not own more than eight percent (8%) of the issued and outstanding capital stock of the Company.

                 (e) Minimum Value of Vertex Exchange Shares. The aggregate fair market value of the Vertex Exchange Shares on the Effective Date, based upon the closing sales price of a share of Vertex Common Stock as listed on the Nasdaq Stock Market, National Market System, shall not be less than 40% of the aggregate fair market value of the Merger Consideration as of the Effective Date. In addition, the aggregate fair market value of the Vertex Exchange Shares on the Effective Date, based upon the closing sales price of a share of Vertex Common Stock as listed on the Nasdaq Stock Market, National Market System, received by the holders of the Historic Shares of the Company (as hereinafter defined) shall not be less than 40% of the aggregate fair market value of the Vertex Common Stock and cash received, or deemed received, by the Shareholders or the Company after taking into consideration (i) any decrease in the fair market value of a share of Vertex Common Stock as of the Effective Date from the fair market value of a share of Vertex Common Stock as of January 21, 1997, said date being the date the Letter of Intent pertaining to the transactions contemplated by this Agreement was executed by the parties hereto, (ii) any cash paid to a Shareholder in lieu of a fractional share of Vertex Common Stock, (iii) the aggregate amount of that part of the Merger Consideration payable to any record or beneficial owner of TIW Common Stock who voted against the Merger, and
         (iv) the fair market value of the unallocated shares of TIW Common Stock owned by the ESOT which were surrendered by the ESOT to the Company after the Execution Date in payment of the outstanding indebtedness of the ESOT to the Company. For purposes of this Agreement, the Historic Shares of the Company shall mean all shares of TIW Common Stock outstanding at any time after the Execution Date other than the following: (i) the 50,000 shares of TIW Common Stock acquired by Robert Wallace by exercising a stock option previously granted to him by the Company, (ii) the 25,000 shares of TIW Common Stock acquired by John Griffiths by exercising a stock option previously granted to him by the Company, (iii) the allocated but unvested shares of TIW Common Stock held of record by the ESOT, and
         (iv) the unallocated shares of TIW Common Stock surrendered by the ESOT after the Execution Date as payment against the outstanding indebtedness of the ESOT to the Company.

                 (f) Payment of ESOP Loan. Vertex shall have received evidence from the Company that the outstanding indebtedness (principal, plus all accrued interest thereon to date of payment) of the ESOT to the Company has been paid in full by the ESOT.

PLAN OF MERGER - Page 9

         2.2 Conditions Precedent to Obligations of the Company. The obligations of the Company and the Shareholders hereunder are, at the option of the Company and the Shareholders, subject to and conditioned upon the satisfaction and fulfillment by VAC or Vertex, as applicable, on or prior to the Closing Date, of each of the following conditions, unless waived by the Company as provided herein:

                 (a) Delivery of Merger Consideration. VAC or Vertex shall have delivered to either the Transfer Agent, Luik or counsel to the Company a duly executed stock certificate or certificates evidencing the Vertex Exchange Shares to be issued to the Shareholders in accordance with the provisions of Section 1.5 hereof along with certified or cashier's checks or wire transfers in the aggregate amount of the Cash Portion of the Merger Consideration and a letter of instructions directing either the Transfer Agent, Luik or counsel to the Company, as applicable, to deliver the certificates evidencing the ownership of the Vertex Exchange Shares and the Cash Portion of the Merger Consideration to the respective Shareholders in accordance with the provisions of Section 1.5 hereof. VAC shall have delivered a copy of the aforesaid letter of instructions to the Controlling Shareholders.

                 (b) Absence of Litigation. No order, stay, judgment or decree shall have been issued by any court or governmental entity restraining or prohibiting the consummation of the transactions contemplated by this Agreement. No action or proceeding before a court or any other governmental agency or body shall have been instituted or threatened to restrain or prohibit the consummation of the transactions herein contemplated or which would in any material way adversely affect the assets, business or prospects of Vertex, and no governmental agency or body shall have taken any other action or made any request of the Company, VAC or Vertex which would have a material adverse effect on the transactions contemplated hereby.

                 (c) No Adverse Change. No material adverse change in the results of operations, financial condition or business of VAC or Vertex shall have occurred, and VAC and Vertex shall not have suffered any material change, loss or damage to their respective assets, whether or not covered by insurance, since March 17, 1997 (the date of organization of VAC) in the case of VAC and since September 30, 1996 in the case of Vertex.

                 (d) Shareholder Approval. The Reorganization Agreement and the Merger shall have been duly and validly adopted and approved by the requisite vote of the holders of the TIW Common Stock in accordance with the Articles of Incorporation and Bylaws of the Company.

                 (e) Minimum Value of Vertex Exchange Shares. The aggregate fair market value of the Vertex Exchange Shares on the Effective Date, based upon the closing sales price of a share of Vertex Common Stock as listed on the Nasdaq Stock Market, National Market System, shall not be less than 40% of the aggregate fair market value of the Merger Consideration as of the Effective Date. In addition, the aggregate fair market value of the Vertex Exchange Shares on the Effective Date, based upon the closing sales price of a share of Vertex Common Stock as listed on the Nasdaq Stock Market, National Market System, received by the holders of the Historic Shares of the Company (as hereinafter defined) shall not be less than 40% of the aggregate fair market value of the Vertex Common Stock and cash received, or deemed received, by the Shareholders or the Company after taking into consideration (i) any decrease in the fair market value of a share of Vertex Common Stock as of the Effective Date from the fair market value of a share of Vertex Common Stock as of January 21, 1997, said date being the date the



PLAN OF MERGER - Page 10

         Letter of Intent pertaining to the transactions contemplated by this Agreement was executed by the parties hereto, (ii) any cash paid to a Shareholder in lieu of a fractional share of Vertex Common Stock,
         (iii) the aggregate amount of that part of the Merger Consideration payable to any record or beneficial owner of TIW Common Stock who voted against the Merger, and (iv) the fair market value of the unallocated shares of TIW Common Stock owned by the ESOT which were surrendered by the ESOT to the Company after the Execution Date in payment of the outstanding indebtedness of the ESOT to the Company. For purposes of this Agreement, the Historic Shares of the Company shall mean all shares of TIW Common Stock outstanding at any time after the Execution Date other than the following: (i) the 50,000 shares of TIW Common Stock acquired by Robert Wallace by exercising a stock option previously granted to him by the Company, (ii) the 25,000 shares of TIW Common Stock acquired by John Griffiths by exercising a stock option previously granted to him by the Company, (iii) the allocated but unvested shares of TIW Common Stock held of record by the ESOT, and (iv) the unallocated shares of TIW Common Stock surrendered by the ESOT after the Execution Date as payment against the outstanding indebtedness of the ESOT to the Company.


                                   ARTICLE 3

                                  TERMINATION

         3.1     Termination.

                 (a) Termination Prior to Effective Date. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Date:

                          (1) By mutual written consent of Vertex and the Company; or

                          (2) By Vertex on the one hand or the Company on the other hand, if any court of competent jurisdiction in the United States or other United States governmental body or any regulatory agency in the United States shall have issued an order, decree, regulation or ruling or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated hereby and such order, decree, regulation, ruling or other action shall not have been vacated or reversed or set aside on appeal, with prejudice against the party seeking to restrain the transaction.

                 (b) Termination Prior to Closing Date. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Closing Date:

                          (1) By either Vertex on the one hand or the Company on the other hand, if the Closing shall not have occurred by June 30, 1997, provided that the failure to consummate the transactions contemplated hereby is not primarily a result of the failure by the party so electing to terminate the Agreement to perform any of its obligations hereunder;

                          (2) By Vertex in the event that one or more of the conditions set forth in Section 2.1 hereof is not satisfied at or prior to the Closing; and


PLAN OF MERGER - Page 11

                          (3) By the Company in the event that one or more of the conditions set forth in Section 2.2 hereof is not satisfied at or prior to the Closing.

         The date on which this Agreement is terminated pursuant to this section is herein referred to as the "Termination Date."

         3.2 Effect of Termination. In the event that this Agreement shall be terminated pursuant to the provisions of Section 3.1 hereof, all obligations of the parties hereto under the Agreement shall terminate and there shall be no liability, except for any breach of this Agreement prior to such termination, of any party to another party. In the event that VAC shall fail to consummate the Merger in accordance with the terms and conditions of this Agreement, for any reason whatsoever other than the Company's default hereunder or pursuant to a right of termination granted Vertex in Section 3.1 hereof, the Company may
(i) enforce specific performance of this Agreement, or (ii) terminate this Agreement and obtain such legal or equitable relief to which the Company may be entitled, in law or in equity, as a result of such breach of Vertex. In the event the Company shall fail to consummate the Merger in accordance with the terms and conditions of this Agreement for any reason whatsoever other than Vertex's default hereunder or pursuant to a right of termination granted the Company in Section 3.1 hereof, Vertex may (i) enforce specific performance of this Agreement, or (ii) terminate this Agreement and obtain such legal or equitable relief to which Vertex may be entitled, in law or in equity, as a result of such breach of the Company.


                                   ARTICLE 4

                               GENERAL PROVISIONS

         4.1 Closing. Subject to the provisions of Sections 2.1 and 2.2 hereof, the closing of the transactions contemplated hereby (the "Closing") shall take place at the offices of Vertex's counsel, Thompson & Knight, P.C., 1700 Pacific Avenue, Suite 3300, Dallas, Texas 75201, at 10:00 a.m. Central Daylight Time, on June 11, 1997, or at such other place, date or time as the parties may mutually agree upon in writing for the Closing to take place. The date on which the Closing occurs is herein referred to as the "Closing Date."

         4.2 Headings. The section and paragraph headings or titles herein are for convenience and do not limit the scope or effect of any provision of this Agreement.

         4.3 Binding Agreement. This Agreement shall be binding upon and shall inure to the benefit of the parties and their respective successors and assigns subject to the terms and conditions set forth in the Reorganization Agreement; provided, however, that this Agreement may not be assigned by any party without the written consent of the other party.

         4.4 Amendments. This Agreement may be amended only by an instrument in writing executed by all parties hereto.

         4.5 Counterparts. This Agreement may be executed in one or more counterparts all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.


PLAN OF MERGER - Page 12

         4.6 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Texas without regard to the principles of conflicts of laws thereof.


         IN WITNESS THEREOF, each of the undersigned corporations has caused this Agreement to be signed in its corporate name by its duly authorized officer as of the 11th day of June, 1997.




                                   COMPANY:

                                   TIW SYSTEMS, INC.


                                   By: /s/ Rein Luik
                                       -----------------------------------------
                                       REIN LUIK,
                                       President and Chief Executive Officer


                                   VAC:

                                   VERTEX ACQUISITION CORPORATION



                                   By: /s/ James D. Carter
                                       -----------------------------------------
                                       JAMES D CARTER,
                                       Vice President


                                   VERTEX:

                                   VERTEX COMMUNICATIONS CORPORATION


                                   By: /s/ J. Rex Vardeman
                                       -----------------------------------------
                                       J. REX VARDEMAN,
                                       President and Chief Executive Officer

PLAN OF MERGER - Page 13